                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                              File No. 333-49413

             PROSPECTUS SUPPLEMENT NO. 2 DATED OCTOBER 13, 1998
                    TO PROSPECTUS DATED SEPTEMBER 9, 1998


                          ASPECT DEVELOPMENT, INC.

                              2,592,918 SHARES

                                COMMON STOCK

     This Prospectus Supplement should be read in conjunction with the Prospectus dated September 9, 1998 (the "Prospectus"). The table on pages 11 and 12 of the Prospectus setting forth information concerning the Selling Stockholders is superceded by the following table:

                              SELLING STOCKHOLDERS

  The Selling Stockholders hold Shares that were issued by Aspect in connection with the Merger. The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock by each Selling Stockholder as of February 28, 1998, prior to the commencement of the offering of the Shares hereunder. In addition, certain of the Selling Stockholders are venture capital funds, corporations or trusts which may distribute their shares to their partners, shareholders or trust beneficiaries, respectively, which distributees may likewise distribute such shares to their partners, shareholders or trust beneficiaries or any of their respective distributees. Except as indicated, none of the Selling Stockholders has held any position or office (other than a non-officer employment relationship) or had any other material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                       SHARES BENEFICIALLY    SHARES OFFERED    SHARES BENEFICIALLY
                                                        OWNED PRIOR TO THE        BY THIS           OWNED AFTER
                Selling Stockholders                       OFFERING (1)       PROSPECTUS (2)      THE OFFERING (1)
----------------------------------------------------  ----------------------  ---------------  ----------------------
Aperture Associates, L.P............................              200,032            183,768                16,264
Christopher W. Beall................................               20,484             18,820                 1,664
Chancellor Venture Capital II, L.P. (3).............               65,438             60,118                 5,320
Sherrie L. Clapp....................................                  500                460                    40
Commonwealth Venture Partners II, L.P (4)...........               33,436             30,718                 2,718
Drake & Co. for the Account of Citiventure III (3)..              263,130            241,736                21,394
Janet Eden-Harris...................................                3,462              1,122                 2,340
Daniel J. Ellis.....................................                4,074              3,744                   330
EOS Partners SBIC, L.P..............................              126,122            115,868                10,254
Frontenac VI LP.....................................              358,582            329,426                29,156
Linda Gartner.......................................                   32                 30                     2
Edward A. Green (5).................................               13,044             11,984                 1,060
Caroline D. Himes...................................                1,194              1,098                    96
J.H. Whitney & Co...................................               53,282             48,950                 4,332
Bruce A. Jacquemard.................................                5,094              4,680                   414
Thomas S. Kavanagh..................................              163,076            149,816                13,260
KME Venture III, L.P. (3)...........................               13,764             12,646                 1,118
James L. Mann.......................................                5,104              4,690                   414
Marquette Venture Partners II, L.P..................               97,324             89,412                 7,912
Venkat A. Mohan.....................................               47,562             43,696                 3,866
John C. Morley......................................               21,420(6)          19,312                 2,108(6)
John D. Motycka.....................................                1,630              1,498                   132
MVP II Affiliates Fund LP...........................                2,780              2,554                   226


                                                      SHARES BENEFICIALLY     SHARES OFFERED   SHARES BENEFICIALLY
                                                      OWNED PRIOR TO THE         BY THIS           OWNED AFTER
Selling Stockholders                                     OFFERING (1)         PROSPECTUS (2)    THE OFFERING (1)
----------------------------------------------------  -------------------     --------------   -------------------
Norwest Equity Partners V...........................              216,212            198,632                17,580
Samuel S. Pendleton.................................                  486                448                    38
Philadelphia Ventures II, L.P. (7)..................              106,380             97,730                 8,650
Philadelphia Ventures Japan II, L.P.................               13,114             12,048                 1,066
Robert E. King, Trustee for Heather Pines GS........                3,334              3,064                   270
Robert E. King, Trustee for M. Elizabeth King GS....                3,334              3,064                   270
Robert E. King, Trustee for Robert E. King, Jr. GS..                3,334              3,064                   270
Thomas Smallwood....................................                  336                310                    26
Brooke E. Terpening.................................                6,522              5,992                   530
The Hill Partnership III............................              393,388            361,402                31,986
Transition Three Limited Partnership................               94,134             86,480                 7,654
Whitney 1990 Equity Fund L.P........................              213,132            195,802                17,330
Todd A. Wichers.....................................                  376                346                    30
Wind Point Partners II, L.P.........................              270,374            248,390                21,984
----------------------

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual had the right to acquire within 60 days of the date set forth above through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) As of the date of this Prospectus, approximately 121,632 shares of Common Stock have been sold hereunder.

(3) Chancellor LGT Asset Management, Inc. ("Chancellor LGT") is the investment manager for KME Venture III, L.P., Chancellor Venture Capital II, L.P. and Drake & Co. for the Account of Citiventure III (the "Chancellor Selling Stockholders") and other separately managed clients (the "Chancellor LGT Separate Accounts"). On behalf of the Chancellor Selling Stockholders and the Chancellor LGT Separate Accounts, Chancellor LGT has full discretion as to the voting and dispositive power and therefore may have "beneficial" ownership under the securities laws of 563,532 shares of Common Stock. As of March 31, 1998, Chancellor LGT had voting and dispositive power over 342,332 shares of Common Stock purchased in privately negotiated transactions for the account of the Chancellor Selling Stockholders and 221,200 shares of Common Stock purchased in the public market on behalf of the Chancellor LGT Separate Accounts of which Drake & Co. for the Account of Citiventure III holds 8,200 shares.

(4) Includes shares distributed to the following limited partners of Commonwealth Venture Partners II, L.P., each of whom may sell such shares hereunder, in the pro rata portions indicated: Charles Burton, 2,072 shares; Commonwealth of Pennsylvania Public Schools Employees' Retirement System, 16,574 shares; Thomas R. Morse, 2,072 shares.

(5) Includes shares donated to the following donees, each of whom may sell such shares hereunder, in the amounts indicated: Congregation Emanuel, 200 shares; Doris N. Furman, 380 shares; William I. Green, 300 shares; Mildred
    G. Wilner, 300 shares.

(6) Includes 400 shares held by McDonald & Co. for the account of John C.
    Morley.

(7) Includes shares distributed to the following limited partners of Philadelphia Ventures II, L.P., each of whom may sell such shares hereunder, in the pro rata portions indicated: Walter Aikman, 7,036; Charles A. Burton, 7,036 shares; Corestates Employees' Retirement Plan, 1,900 shares; Crossroads Capital II, L.P., 3,230 shares; Crossroads SF L.P., 3,230 shares; Crossroads Constitution L.P., 4,560 shares; Boston Safe Deposit and Trust, Trustee for Southwestern Bell Corporation Master Pension Trust, 2,280 shares; Leslie A. Davies, 474 shares; DRT Industries, Inc. Profit Sharing Plan, 190 shares; Family Ventures V L.P., 476 shares; First Union Investors, Inc. (formerly First Fidelity, Inc.), 950 shares; Marian Morris Trust Dated June 2, 1938, 476 shares; Residuary Trust U/W Leon Levy, 286 shares; Elf Atochem North America, Inc., 3,800 shares; Meritor Savings Bank Pension Plan Trust, 2,850 shares; Paul F. Miller, Jr., 950 shares; Thomas Morse, 5,474 shares; Rohm and Haas Pension Trust, 4,560 shares; George Strawbridge, Jr., 950 shares; University of Pennsylvania, 2,850 shares; Woods Hole Oceanographic Institution, 950 shares; L. Austin Weeks, 474 shares; Kermit
    A. Weeks, 474 shares; Marta S. Weeks, 474 shares; Welles Associates, 474 shares; Wellesley College, 1,426 shares; CoreStates Holdings, Inc. (formerly Meredian Investments, Inc.), 1,900 shares; State of Wisconsin Investment Board, 7,600 shares; The Permanent University Fund of the State of Texas, 13,300 shares; The Board of Regents of the University of Texas System, 1,900 shares; Sinking Fund Commission of the City of Philadelphia, 1,900 shares; Shell Pension, 13,300 shares.

                                      S-2